Exhibit 10.1

REVOLVING CONVERTIBLE LOAN NOTE

LENDER:	BORROWER:

Gary A. Agron	Retrospettiva, Inc.
Boro Vukadinovic	112 West 9th Street, Suite 518
5445 DTC Parkway, Suite 520	Los Angeles, California 90015
Greenwood Village, Colorado 80111	Attn: Boro Vukadinovic
Attn: Gary A. Agron

DATE OF NOTE: November 14, 2007	INTEREST RATE: 8%

PRINCIPAL AMOUNT: $133,333

1.                                      Promise to Pay. Retrospettiva, Inc., a California corporation (“Borrower”), promises to pay to Gary A. Agron and Boro Vukadinovic (collectively, the “Lender”), or order, in lawful money of the United States of America and in immediately available funds, the principal sum of ONE HUNDRED THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE AND NO/100 DOLLARS ($133,333) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Revolving Credit Agreement by and between Borrower and Lender dated as of November 14, 2007, as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), on demand, and to pay interest on the unpaid principal amount of each such Loan in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the interest rate per annum set forth herein. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

2.                                      Recording of Loans. The date and amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Convertible Loan Note (“Note”), endorsed by the Lender on the Schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.

3.                                      Payment. The loan, including all principal and accrued interest not yet paid shall be due on demand. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to accrued unpaid interest and any remaining amount then to principal.

4.                                      Interest Rate. The interest rate on this Note is six percent (8%) percent per annum.

5.                                      Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule, but rather, they will reduce the principal balance due and may result in Borrower’s making fewer payments.

6.                                      Default. Borrower will be in default if any of the following happens:  (a) Borrower fails to make any payment within ten (10) days of when due;  (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or any agreement including but not limited to the Loan Agreement related to this Note, or in any other agreement or loan Borrower has with Lender; (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf is false or misleading in any material respect; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of Lender, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws or (e) Any creditor tries to take any of Borrower’s property.

7.                                      Lender’s Rights. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay any payment within ten (10) days of when due or upon the final maturity, whichever occurs first, Lender, at its option, may also, if permitted under applicable law, do one or both of the following:  (a) increase the interest rate on this Note to 18%; and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorney’s fees and legal expenses whether or not there is a lawsuit, including attorney’s fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of Colorado. This Note shall be governed by and construed exclusively in accordance with the laws of the State of Colorado.

8.                                      Joint and Several Liability; Waiver of Maker. Maker and each party liable hereon in any capacity, whether as endorser, surety, guarantor or otherwise, and all others who may become liable, primarily or secondarily, for all or any part of the obligations, jointly and severally:

a.                                       Waives presentment for payment, demand, protest and notice of presentment, notice of protest, notice of non-payment and notice of dishonor of this debt and each and every other notice of any kind respecting this Note and all lack of diligence or delays in collection or enforcement hereof;

b.                                      Agrees that Lender and any subsequent holder of this Note, at any time or times, without notice to the undersigned or its consent, may grant extensions of time, without limit as to the number of the aggregate period of such extensions, for the payment of any principal, interest or other sums due hereunder;

c.                                       To the extent permitted by law, waives all exemptions under the laws of the State of Colorado and/or any state or territory of the United States;

d.                                      Consents to the release of any security, and agrees that any such extension or release may be made without notice to any of the parties and without in any way affecting or discharging liability for the obligations hereunder;

e.                                       To the extent permitted by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder; and

f.                                         Agrees to pay, in addition to all other sums of money due, all cost of collection and attorney’s fees, whether suit be brought or not, if this Note is not paid in full when due, whether at the stated maturity or by acceleration.

9.                                      Miscellaneous.

a.                                       It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrower under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid hereunder, the excess shall be applied to principal and the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

b.                                      Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note.

c.                                       This Note shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Borrower agrees that process may be served upon it in any manner authorized by the laws of the State of Colorado for such person and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction and such process.

BORROWER:

Retrospettiva, Inc.

By:	/s/ Boro Vukadinovic
Boro Vukadinovic
Chief Executive Officer

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Revolving Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By